Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

BACK YARD BURGERS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	64-0737163
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1657 Shelby Oaks Dr. N. Ste. 105, Memphis, Tennessee 38134
(901) 367-0888
(Address, including zip code, and telephone number of principal executive offices)

BACK YARD BURGERS, INC.
2002 EQUITY INCENTIVE PLAN
(Full title of the plan)

Lattimore M. Michael
Chairman and Chief Executive Officer
Back Yard Burgers, Inc.
1657 Shelby Oaks Dr. N. Ste. 105
Memphis, Tennessee 38134
(901) 367-0888
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

Goodloe M. Partee
Kutak Rock LLP
425 West Capitol Avenue
Suite 1100
Little Rock, Arkansas 72201
(501) 975-3000

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum
Title of Securities	To Be	Offering Price	Aggregate	Amount of
to be Registered	Registered	Per Share	Offering Price	Registration Fee

Common Stock, $.01 Par Value	225,000 (1)	$4.335	$975,375	$90 (2)

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares that may become subject to the Back Yard Burgers, Inc. 2002 Equity Incentive Plan as a result of anti-dilution provisions of the plan.

(2)	The registration fee has been computed in accordance with paragraphs (c) and (h) of Rule 457, based upon the average of the reported high and low sales prices of shares of Back Yard Burgers, Inc. on January 6, 2003.

PART I
PART II
SIGNATURES
INDEX TO EXHIBITS
OPINION OF KUTAK ROCK LLP
CONSENT OF INDEPENDENT ACCOUNTANTS
POWER OF ATTORNEY

PART I

EXPLANATORY NOTE

     The information called for by Part I of Form S-8 is included in the description of the Back Yard Burgers, Inc. 2002 Equity Incentive Plan (the “Plan”) to be delivered to persons purchasing shares pursuant to the Plan. Pursuant to the Note to Part I of Form S-8, that information is not being filed with or included in this Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by Back Yard Burgers, Inc. with the Securities and Exchange Commission are incorporated herein by reference as of their respective dates of filing:

     (1)  Back Yard Burgers, Inc. Annual Report on Form 10-K for the fiscal year ended December 29, 2001;

     (2)  Back Yard Burgers, Inc. Quarterly Reports on Form 10-Q for the quarters ended March 30, 2002, June 29, 2002, and September 28, 2002; and

     (3)  The description of Back Yard Burgers, Inc. common stock contained in the registration statement on Form 8-A, as amended, of Back Yard Burgers, Inc.

     In addition, all documents subsequently filed by Back Yard Burgers, Inc. pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 9 of the Back Yard Burgers, Inc. charter states that:

(a) To the maximum extent permitted by law, subject to the limitations contained in this Section 9, Back Yard Burgers, Inc. shall indemnify and advance expenses to any person, his heirs, executors and administrators, for the defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, including counsel fees actually incurred as a result of such proceeding or action or any appeal thereof, and against all fines (including any excise tax assessed with respect to an employee benefit plan), judgments and amounts paid in settlement thereof, provided that such action or proceeding be instituted by reason of the fact that such person is or was a Director of Back Yard Burgers, Inc.

(b) Back Yard Burgers, Inc. shall, to the extent permitted by the provisions of the General Corporation Law of Delaware, as amended from time to time, indemnify and advance expenses to any person, his heirs, executor and administrators, to the same extent as set forth in Section 9(a), provided that the underlying proceeding or action be instituted by reason of the fact that such person is or was an officer, employee or agent of Back Yard Burgers, Inc., and also indemnify and advance expenses to such person to the extent, consistent with public policy, determined by the Board of Directors.

(c) The rights to indemnification and advancement of expenses set forth in this Section 9 are intended to be greater than those which are otherwise provided for in the General Corporation Law of Delaware, are contractual between Back Yard Burgers, Inc. and the person being indemnified, his heirs, executors and administrators, and are mandatory, notwithstanding a person’s failure to meet the standard of conduct required for permissive indemnification under the General Corporation Law of Delaware, as amended from time to time. The rights to indemnification and advancement of expenses set forth in this Section 9 are nonexclusive of other similar rights which may be granted by law, this Restated Certificate of Incorporation, the By-laws, a resolution of the Board of Directors or stockholders of Back Yard Burgers, Inc., or an agreement with Back Yard Burgers, Inc., which means of indemnification and advancement of expenses are hereby specifically authorized.

(d) Any repeal or modification of the provisions of this Section 9, either directly or by the adoption of an inconsistent provision of this Restated Certificate of Incorporation, shall not adversely affect any right or protection set forth herein existing in favor of a particular individual at the time of such repeal or modification. In addition, if an amendment to the General Corporation Law of Delaware limits or restricts in any way the indemnification rights permitted by law as of the date hereof, such amendment shall apply only to the extent mandated by law and only to activities of persons subject to indemnification under this Section 9 which occur subsequent to the effective date of such amendment.

     Section 10 of the Back Yard Burgers, Inc. charter states that:

     A director of Back Yard Burgers, Inc. shall not be personally liable to Back Yard Burgers, Inc. or its Stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Back Yard Burgers, Inc. or its Stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of the State of Delaware law or (iv) for any transaction from which the director derived an improper personal benefit.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

5.1	Opinion of Kutak Rock LLP as to the legality of the shares being registered (filed herewith)

23.1	Consent of Kutak Rock LLP (included in the opinion filed as Exhibit 5.1 herewith)

23.2	Consent of Independent Accountants (filed herewith)

24.1	Power of Attorney (filed herewith)

Item 9. Undertakings.

     (a)  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b), if in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on January 22, 2003.

BACK YARD BURGERS, INC.

By:	/s/ LATTIMORE M. MICHAEL Lattimore M. Michael Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated.

Signature	Title	Date

/s/ LATTIMORE M. MICHAEL Lattimore M. Michael	Director	January 22, 2003

* William B. Raiford, III	Director	, 2003

* W. Kurt Henke	Director	, 2003

* William N. Griffith	Director	, 2003

* Joseph L. Weiss	Director	, 2003

* Jim L. Peterson	Director	, 2003

/s/ MICHAEL G. WEBB Michael G. Webb	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 22, 2003

•	Signed pursuant to power of attorney.

INDEX TO EXHIBITS

Number	Exhibit

5.1	Opinion of Kutak Rock LLP as to the legality of the shares being registered (filed herewith)

23.1	Consent of Kutak Rock LLP (included in the opinion in Exhibit 5.1)

23.2	Consent of Independent Accountants (filed herewith)

24.1	Power of Attorney (filed herewith)